Exhixit 99.1

PepsiCo Reaffirms 2004 and 2005 Full Year EPS Guidance

PURCHASE, N.Y., Nov 3, 2004 – Indra Nooyi, PepsiCo president and CFO, will make a presentation at the Morgan Stanley Global Consumer Conference in New York City today, November 3, at approximately 1 p.m. Eastern time.

In advance of that presentation, PepsiCo today confirmed earlier statements that, for the full year 2004, it expects to deliver reported EPS of at least $2.35, which includes the $0.13 impact of tax benefits in the third quarter and the $0.07 impact of a manufacturing consolidation charge in the fourth quarter.

With regard to 2005 guidance, PepsiCo reconfirmed its outlook for mid single digit volume growth, mid single digit revenue growth, with a positive spread to volume, and low-double-digit EPS growth.

A live webcast of Ms. Nooyi’s presentation will be accessible through PepsiCo’s website at www.pepsico.com, and will be available for replay at the site for a period of 90 days.

PepsiCo is one of the world’s largest food and beverage companies, with annual revenues of $27 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.